January 19, 1999, Tuesday - 16:48 Eastern Time


LENGTH: 1727 words

HEADLINE: Newport News Shipbuilding and Avondale Industries to Merge; Strategic Combination to Enhance Operating Efficiencies, Increase Value For the U.S. Navy, and Deliver Higher Shareholder Returns; Transaction is Valued at $470 Million and is Expected to be Immediately Accretive to 1999 Earnings;
Merger creates broad-based shipbuilding company capable of designing, building, and maintaining every ship in the U.S. Navy fleet;
Combined Company Emerges With Strong Balance Sheet and Significant Financial Flexibility for Future Growth

DATELINE: Newport News, Va. and New Orleans, Jan. 19

BODY:
     - The boards of directors of Newport News Shipbuilding (NYSE:
NNS) and Avondale Industries (Nasdaq: AVDL) today unanimously approved a definitive agreement to combine the two companies. The transaction creates a leading, broad-based shipbuilding company with estimated 1999 revenues of $2.6 billion and nearly 24,000 employees. The combined company will be known as Newport News Avondale Industries.

     "The combination of Newport News and Avondale brings together two highly skilled and tremendously capable shipbuilding companies," said William P. Fricks, Chairman and Chief Executive Officer of Newport News. "We believe the new company holds immense promise, and we expect to deliver measurable results in the form of higher returns for shareholders, enhanced value for our customers, and increased long term opportunities for employees."

     Albert L. Bossier, Jr., Chairman and Chief Executive Officer of Avondale, said: "This merger is about building a stronger combined company. Avondale's experience in the construction of Navy and commercial surface ships complements Newport News' strengths in aircraft carrier and submarine construction, refueling, and overhaul. Together, we can design, build, and maintain every ship in the Navy and Coast Guard fleets."

     This stock-for-stock transaction is valued at $35.50 per share to Avondale shareholders, or $470 million, based on Newport News' January 19, 1999 closing price of $29.6875. Using that price, Avondale shareholders would receive 1.196 shares of Newport News stock for each share of Avondale stock. The final exchange ratio is adjustable based on Newport News' share price at closing as described in the accompanying summary.

     The transaction is subject to approval by the shareholders of both companies, U.S. regulatory reviews, and other customary closing conditions, with expected completion in the second quarter of 1999. It is anticipated that the transaction will be accounted for as a pooling-of-interests.

     GEOGRAPHIC DIVERSITY

     "Importantly," added Fricks, "Newport News Avondale Industries will be the only shipbuilder in the U.S. with operations on the East, West, and Gulf coasts. Our geographic diversity enhances the combined company's ability to deliver high-quality, cost-effective fleet maintenance services to the U.S. Navy, and arguably makes us the most capable and flexible shipbuilder in the nation." Newport News acquired San Diego-based Continental Maritime Industries in December 1997 as the first step in its ongoing strategy to create a comprehensive inventory of services to the Navy's aircraft carrier fleet.

     "All of our present sites will remain fully operational," Bossier noted. "The outlook, over time, is for growth in job opportunities and to the contributions we now make to the economies of our local communities. In addition, the merger allows Avondale's shareholders to share in the upside potential generated by this combination."


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     OPERATIONAL AND FINANCIAL FLEXIBILITY

     "Our complementary product lines and core operational capabilities are what make this partnership work," said Fricks. "We expect to recognize measurable benefits from sharing best practices in key areas such as marine design and engineering and in our core production processes. Additionally, we look forward to sharing technological innovations to help reduce life cycle costs for Navy programs."

     Earlier this year, Avondale established its Maritime Technology Center of Excellence aimed at developing and applying state-of-the-art techniques to ship design and construction. Newport News expects to begin construction in 1999 of the Virginia Advanced Shipbuilding and Carrier Integration Center, a facility intended to exploit innovative technologies in the construction, integration, and life cycle maintenance of future aircraft carriers and other ships in the Navy fleet.

     The combination also creates significant financial benefits for the new company. "As a result of both operational and financial synergies the transaction is expected to be immediately accretive excluding one-time transaction costs. The more conservative capitalization of the combined company will allow us to reduce our cost of debt while maintaining healthy borrowing capacity," said David
J. Anderson, Senior Vice President and Chief Financial Officer of Newport News. "Driven by anticipated annual free cash flow in excess of $130 million, the combination should provide significant financial flexibility to pursue additional strategic opportunities or further reduce debt."

     COMPANY STRUCTURE

     There will be a five-person executive management committee of the combined company. Bill Fricks will serve as Chairman and Chief Executive Officer. Al Bossier will serve as Vice Chairman while also retaining his position as President and Chief Executive Officer of Avondale. David J. Anderson will serve as Senior Vice President and Chief Financial Officer. Thomas C. Schievelbein will be Executive Vice President, as well as Chief Operating Officer of Newport News. Thomas
M. Kitchen will be Executive Vice President, and will become Chief Operating Officer of Avondale. Bossier and two current outside directors of Avondale will join the Newport News Avondale Industries board.

     LONG TERM OUTLOOK

     "Our funded contract backlog will total nearly $6 billion," said Fricks. "Total backlog, including options and planned funding, is nearly $8 billion. Significantly, the combined company's backlog represents a broad spectrum of shipbuilding programs, the majority of which is comprised of long term U.S. Navy programs."

     Newport News' backlog includes over $2.5 billion for aircraft carrier construction, refueling, and life cycle maintenance extending through 2002. Submarine construction programs represent nearly $1 billion in funded backlog, with an additional $1 billion expected to be funded in the next three years.

     Avondale's funded backlog of $2 billion includes design and construction of two LPD amphibious assault ships, which are the first of a twelve-ship class to be built for the Navy. Avondale also is constructing a series of six roll-on/roll-off transport ships for the Military Sealift Command, three crude oil carriers for ARCO Marine, a subsidiary of Atlantic Richfield, and is scheduled to deliver the Polar Icebreaker WAGB Healy to the U.S. Coast Guard in mid-1999.

     Lazard Freres & Co. LLC and Credit Suisse First Boston are acting as financial advisors to Newport News. Avondale is being advised by Salomon Smith Barney.

     Newport News Shipbuilding designs and constructs nuclear powered aircraft carriers and submarines for the U.S. Navy and provides life cycle maintenance services for ships in the Navy fleet. The company employs 18,000 people and has annual revenues of approximately $1.8 billion.

     Avondale Industries, based in New Orleans, Louisiana, designs, builds, and overhauls ships for the U.S. Navy, the U.S. Coast Guard, and commercial customers. The company employs 6,000 people and has annual revenues of approximately $750 million.

     CAUTION WITH REGARD TO FORWARD LOOKING STATEMENTS

     Certain statements in this announcement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In this announcement, forward-looking statements are identified by words and phrases such as "expect," "expected," "estimated," "believe," "would," "anticipated," "outlook," "look forward," "aimed


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at," "intended," and "should." In addition, any statements contained herein regarding the consummation and benefits of the proposed transaction, as well as expectations with respect to future sales, realization of financial and operating synergies and efficiencies, and product expansion, are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the control of the Company, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions, demand for the Company's goods and services, competitive factors in the industries in which the Company competes, changes in government regulation, government program funding, downsizing, or termination, and the timing, impact, and other uncertainties of future acquisitions or combinations within the industry.

TRANSACTION SUMMARY

Transaction Value: Approximately $470 million
                   (based on NNS' January 19, 1999 closing price of $29.6875).

Exchange Ratio:      NNS Share           Exchange          AVDL Value
                       Price              Ratio            per Share

                  less than $28.40         1.25          $35.50 or less
                    $28.40-$30.87        1.25-1.15           $35.50
                 greater than $30.87       1.15          $35.50 or more

NNS Share Price:     Average closing price for 15-trading day period ending
                     4 days prior to shareholders' meetings.

Anticipated Closing: Second quarter of 1999

Conditions Include:  NNS and AVDL shareholder approval, regulatory reviews, and other customary closing conditions.

One-Time Expenses:   Approximately $40 million including Avondale estimated
                     change in control agreements and transaction costs.

SOURCE   Newport News Shipbuilding

     CONTACT: Dave Anderson - Investors, 757-380-7600 or Jerri Fuller Dickseski - Media, 757-380- 2341, both of Newport News Shipbuilding; or Tom Kitchen - Investors, 504-436-5237 or Ed Winter - Media,
504-436-5253, both of Avondale Industries